Exhibit 8.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone: +692-625-3602 Email: dreeder.rmi@gmail.com r.simpson@simpson.gr

November 4, 2016

Seaspan Corporation

Unit 2, 2nd Floor, Bupa Centre

141 Connaught Road West

Hong Kong, China

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as Republic of the Marshall Islands (the “RMI”), counsel to Seaspan Corporation, a corporation formed under the laws of the RMI (the “Corporation”), with respect to the preparation of a prospectus supplement dated November 4, 2016 (the “Prospectus Supplement”), to that certain Registration Statement on Form F-3 (333-211545), which became effective on May 23, 2016 (the “Registration Statement”), for the offering and sale by the Company from time to time of up to an aggregate of US$150,000,000.00 of its 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series D Shares”), the 8.25% Series E Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series E Shares”), the 8.20% Series G Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series G Shares”), and the 7.875% Series H Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share (the “Series H Shares” and together with the Series D Shares, the Series E Shares and the Series G Shares the “Shares”).

In connection therewith, we have prepared the discussion regarding Marshall Islands tax consequences set forth in the Prospectus Supplement under the caption “Non-United States Tax Considerations” and “Non-United States Tax Considerations - Canadian Federal Income Tax Considerations” (the “Discussion”).

With respect to the Canadian Federal Income Tax Considerations we can confirm that a Canadian resident corporation that carries on international shipping business, as described in the Discussion is exempt from all RMI income taxes under the current laws of the RMI. All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement. In addition, we are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such RMI tax matters (except for the representations and statements of fact of the Corporation, included in the Discussion, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and the Prospectus Supplement. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder - Reeder & Simpson, P.C.